Exhibit 99.1

ETHAN ALLEN REPORTS RESULTS FOR THIRD QUARTER ENDED MARCH 31, 2016

DANBURY, CT – April 25, 2016 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for the fiscal 2016 third quarter ended March 31, 2016. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

Fiscal 2016 Third Quarter Highlights compared to fiscal 2015 third quarter:

●	Consolidated net sales of $190.6 million increased 10.0%

●	Gross margin of 55.5% up from 54.3%

●	GAAP operating margin 8.4%, compared to 5.3%; Adjusted operating margin 8.2%, compared to 5.8%. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP operating margin)

●

GAAP diluted earnings per share (“EPS”) of $0.36 improved 300.0% over previous year GAAP EPS of $0.09; Adjusted EPS of $0.34 improved 88.9% over prior year adjusted EPS of $0.18; (See Exhibit 1 for a reconciliation of GAAP to non-GAAP EPS)

●	Retail net sales increased 17.5% to $152.2 million; comparable store net sales increased 18.6%

●	Retail total written orders increased by 4.3% and comparable written orders increased by 5.5%

●	Wholesale net sales increased 4.4% to $117.2 million

●	EBITDA of $20.9 million, 11.0% of sales, compared to $10.3 million, 6.0% of sales; adjusted EBITDA of $20.4 million, 10.7% of sales compared to $14.8 million, 8.6% of sales.

●	Paid dividends of $3.9 million, an increase of 12.7%; fiscal year to date paid dividends of $11.9 million, an increase of 20.7%.

●	Repurchased 0.3 million shares for $7.1 million; fiscal year to date repurchased 0.7 million shares for $19.3 million.

Chairman and CEO, Farooq Kathwari commented “The operating leverage of our vertically integrated structure resulted in our adjusted operating earnings increasing 55.0%. Adjusted earnings per share increased by 88.9%, which was also benefited by lower interest expense.” Mr. Kathwari continued, “We are making very good progress with repositioning our product offerings, our interior design network, making technology enhancements and improvements in our manufacturing, sourcing and logistics. We remain cautiously optimistic.”

FISCAL 2016 THIRD QUARTER FINANCIAL RESULTS:

Consolidated

Net sales for the quarter ended March 31, 2016 increased 10.0% over the prior year to $190.6 million, with increases in both our retail and wholesale segments.

Gross profit was $105.7 million for the quarter ended March 31, 2016, an increase of $11.6 million, or 12.3% over the prior year quarter, and gross margin was 55.5% compared to 54.3% in the prior year quarter. Increased wholesale sales of 4.4% improved our manufacturing efficiency, and retail sales as a percent of total consolidated sales increased to 79.8% from 74.7%, further increasing our consolidated gross margin due to mix.

Operating expenses were $89.7 million in the quarter ended March 31, 2016, or 47.1% of sales compared to $84.9 million, or 49.0% of sales in the prior year quarter. Expenses increased in proportion to sales growth, mainly in our retail segment, exclusive of special items discussed below.

GAAP operating income increased 73.5% to $16.0 million, or 8.4% of sales in the quarter ended March 31, 2016, compared to the prior year quarter GAAP operating income of $9.2 million, or 5.3% of sales. The increase was mostly due to increased sales, primarily in our retail segment where sales increased 17.5%. Adjusted operating income increased 55.0% to $15.5 million, or 8.2% of sales in the quarter ended March 31, 2016, compared to adjusted operating income of $10.0 million, or 5.8% of sales in the same period of the prior year. Adjusted amounts exclude special items consisting of a $0.5 million gain on disposition of real estate in the quarter ended March 31, 2016, compared to a $0.8 million impairment on assets in the third fiscal quarter of last year. See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation.

Net income for the quarter ended March 31, 2016 was $10.2 million or $0.36 per diluted share compared to $2.5 million or $0.09 per diluted share in the prior year third quarter. Excluding special items, adjusted net income was $9.6 million or $0.34 per diluted share in the quarter ended March 31, 2016, and $5.3 million or $0.18 per diluted share in the same period of the prior year. Adjusted amounts exclude the special items noted above, a prior year loss on early extinguishment of our Senior Notes included in non-operating expense, and the effect of a normalized income tax rate of 36.5%. See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation.

Retail Segment

Net sales increased 17.5% to $152.2 million in the quarter ended March 31, 2016, including a comparable design center net sales increase of 18.6%. Our new products are being well received and our marketing initiatives continue to generate consumer interest.

Comparable written orders for the Retail Division increased 5.5% for the third quarter of fiscal 2016 compared to the prior year third quarter and total written orders for the Retail Division increased 4.3% over the same prior year period.

Retail operating income of $0.6 million in the quarter ended March 31, 2016 improved over the loss in the same period of the prior year of $5.1 million, an increase of $5.1 million, of which $1.3 million was due to the special items noted above. The balance is largely due to the 17.5% sales increase.

Wholesale Segment

Net sales of $117.2 million increased 4.4%, with increased sales to our retail and domestic independent dealers, partially offset by decreases in international sales.

Wholesale operating income of $15.8 million increased 9.1% largely due to the increased sales, a benefit of our vertical integration.

Balance Sheet and Cash Flow

Total debt of $47.6 million decreased $28.7 million from June 30, 2015 due to both scheduled repayments as well as additional payments of $26.5 million, and working capital decreased $11.2 million, or 8.6% from June 30, 2015.

Total cash and securities, including restricted cash, of $56.6 million decreased $29.8 million from June 30, 2015 due to additional debt payments, share repurchases and increased dividends.

Inventories of $163.7 million increased as planned $11.8 million from June 30, 2015.

Capital expenditures were $13.8 million fiscal year to date at March 31, 2016 compared to $17.5 million for the same prior year period.

Dividends and share repurchases; During the quarter ended March 31, 2016, we paid $3.9 million of dividends, a 12.7% increase over the same prior year quarter, and repurchased 0.3 million shares of our common stock for $7.1 million.

FISCAL 2016 YEAR-TO-DATE FINANCIAL RESULTS:

Consolidated net sales were $588.5 million, up 4.9% from $561.0 million during the same period in the prior year. Gross margin, operating profit margin and adjusted operating profit margin were 55.5%, 10.8% and 10.5% respectively in fiscal 2016 and 54.4%, 8.4% and 9.0% during the same period in fiscal 2015. Net income for the nine months ended March 31, 2016 was $39.9 million or $1.40 per diluted share compared to $24.5 million or $0.84 per diluted share in the prior year comparable period. Adjusted net income of $38.5 million for the nine months ended March 31, 2016, increased 33.2% compared with $28.9 million for the same period in the prior year and our adjusted earnings per diluted share increased 36.4% for the nine months to date at $1.35 compared with $0.99 for the same period in the prior year.

Analyst Conference Call

Ethan Allen will conduct a conference call at 5:00 PM (Eastern) on Monday, April 25th to discuss the financial results and its business initiatives. The live webcast is accessible via the Company’s website at http://ethanallen.com/investors. To participate on the call, dial 866-219-5894 (or 703-639-1125 for international callers) and provide conference ID# 1670807. An archived recording of the call will be made available for a limited time on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, ”adjusted net income”, ”adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA"), (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 (the “2015 Form 10-K”) and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our management’s beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and in documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", “will”, “may”, “continue”, “project”, ”target”, “outlook”, “forecast”, “guidance”, and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. A number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to: changes in global or regional political or economic conditions, including changes in governmental and central bank policies; our ability to secure debt or other forms of financing; the effect of operating losses on our ability to pay cash dividends; changes in business conditions in the furniture industry, including changes in consumer spending patterns, tastes and demand for home furnishings; competition from overseas manufacturers and domestic retailers and competitive factors such as changes in products or marketing efforts of others; effects of our brand awareness and marketing programs, including changes in demand for our existing and new products; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; fluctuations in interest rates and the cost, availability and quality of raw materials; pricing pressures; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; the potential effects of natural disasters affecting our suppliers or trading partners; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended June 30, 2015, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

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Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	03/31/16	03/31/15	03/31/16	03/31/15

Net sales	$190.6	$173.3	$588.5	$561.0
Gross margin	55.5%	54.3%	55.5%	54.4%
Operating margin	8.4%	5.3%	10.8%	8.4%
Operating margin (excluding special items*)	8.2%	5.8%	10.5%	9.0%
Net income	$10.2	$2.5	$39.9	$24.5
Net income (excluding special items* and unusual income tax effects)	$9.6	$5.3	$38.5	$28.9
Operating cash flow	$17.6	$12.0	$38.6	$22.5
Capital expenditures	$6.5	$4.4	$13.8	$17.5
Acquisitions	$0.0	$0.0	$0.0	$2.0
Company stock repurchases (trade date)	$7.1	$2.8	$19.3	$2.8

EBITDA	$20.9	$10.3	$77.9	$57.8
EBITDA as % of net sales	11.0%	6.0%	13.2%	10.3%

EBITDA (excluding special items*)	$20.4	$14.8	$76.2	$64.8
EBITDA as % of net sales (excluding special items*)	10.7%	8.6%	12.9%	11.6%

Selected Financial Data by Business Segment:

	Three Months Ended		Nine Months Ended
	03/31/16	03/31/15	03/31/16	03/31/15
Retail
Net sales	$152.2	$129.5	$462.9	$427.7
Operating margin	0.4%	-4.0%	1.9%	-0.1%
Operating margin (excluding special items*)	0.1%	-3.3%	1.6%	0.3%

Wholesale
Net sales	$117.2	$112.3	$364.0	$353.1
Operating margin	13.5%	12.9%	15.4%	13.9%
Operating margin (excluding special items*)	13.5%	12.9%	15.4%	14.3%

* Special items consist of restructuring, impairment, transition charges and other certain items.

Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Comprehensive Income

Unaudited

(in thousands)

	Three Months Ended		Nine Months Ended
	03/31/16	03/31/15	03/31/16	03/31/15

Net sales	$190,583	$173,259	$588,509	$561,032
Cost of sales	84,866	79,149	262,061	256,045
Gross profit	105,717	94,110	326,448	304,987
Selling, general and administrative expenses	89,708	84,884	263,032	257,631
Operating income	16,009	9,226	63,416	47,356
Interest and other income (expense)	149	(3,594)	324	(3,362)
Interest expense	580	1,699	1,467	5,470
Income before income taxes	15,578	3,933	62,273	38,524
Income tax expense	5,400	1,397	22,414	14,071
Net income	$10,178	$2,536	$39,859	$24,453

Basic earnings per common share:
Net income per basic share	$0.37	$0.09	$1.41	$0.85
Basic weighted average shares outstanding	27,827	28,925	28,181	28,927

Diluted earnings per common share:
Net income per diluted share	$0.36	$0.09	$1.40	$0.84
Diluted weighted average shares outstanding	28,061	29,242	28,424	29,262

Comprehensive income:
Net income	$10,178	$2,536	$39,859	$24,453
Other comprehensive income
Currency translation adjustment	166	(972)	(1,229)	(3,058)
Other	6	29	20	67
Other comprehensive income (loss) net of tax	172	(943)	(1,209)	(2,991)
Comprehensive income	$10,350	$1,593	$38,650	$21,462

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	March 31,	June 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$48,815	$76,182
Marketable securities	-	2,198
Accounts receivable, net	10,787	12,547
Inventories	163,743	151,916
Prepaid expenses & other current assets	26,337	27,831
Total current assets	249,682	270,674

Property, plant and equipment, net	273,403	277,035
Intangible assets, net	45,128	45,128
Restricted cash and investments	7,813	8,010
Other assets	3,043	5,130

Total Assets	$579,069	$605,977

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	3,057	3,034
Customer deposits	66,241	67,970
Accounts payable	17,065	18,946
Accrued expenses & other current liabilities	44,524	50,712
Total current liabilities	130,887	140,662

Long-term debt	44,503	73,203
Other long-term liabilities	23,502	21,577
Total liabilities	198,892	235,442

Shareholders' equity:
Common stock	489	489
Additional paid-in-capital	374,013	370,914
Less: Treasury stock	(624,932)	(605,586)
Retained earnings	634,277	607,079
Accumulated other comprehensive income	(3,867)	(2,638)
Total Ethan Allen Interiors Inc. shareholders' equity	379,980	370,258
Noncontrolling interests	197	277
Total shareholders' equity	380,177	370,535

Total Liabilities and Shareholders' Equity	$579,069	$605,977

Design Center Activity

	Third Quarter – Fiscal 2016
	Independent	Company Owned	Total
Balance at beginning of period	160	142	302

Additions (includes Relocations)(1)	4	2	6

Closings (includes Relocations)(1)	(3)	(3)	(6)

Balance at end of period	161	141	302

United States	54	136	190
International	107	5	112
	161	141	302

(1) Relocations	1	2	3

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three and Nine Months Ended March 31, 2016 and 2015

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Net Income / Earnings Per Share
Net income	$10,178	$2,536	$39,859	$24,453
Special items net of related tax effects *	(302)	2,849	(1,057)	4,427
Unusual income tax effects	(286)	(38)	(315)	10
Net income (excluding special items* and unusual income tax effects)	$9,590	$5,347	$38,487	$28,890
Diluted weighted average shares outstanding	28,061	29,242	28,424	29,262
Earnings per diluted share	$0.36	$0.09	$1.40	$0.84
Earnings per diluted share (excluding special items* and unusual income tax effects)	$0.34	$0.18	$1.35	$0.99

Consolidated Operating Income / Operating Margin
Operating income	$16,009	$9,226	$63,416	$47,356
Add: special items *	(476)	797	(1,664)	3,282
Operating income (excluding special items*)	$15,533	$10,023	$61,752	$50,638
Net sales	$190,583	$173,259	$588,509	$561,032
Operating margin	8.4%	5.3%	10.8%	8.4%
Operating margin (excluding special items*)	8.2%	5.8%	10.5%	9.0%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$15,764	$14,450	$56,041	$49,147
Add: special items	-	-	-	1,419
Wholesale operating income (excluding special items*)	$15,764	$14,450	$56,041	$50,566
Wholesale net sales	$117,164	$112,265	$364,032	$353,075
Wholesale operating margin	13.5%	12.9%	15.4%	13.9%
Wholesale operating margin (excluding special items*)	13.5%	12.9%	15.4%	14.3%

Retail Operating Income / Operating Margin
Retail operating income	$629	$(5,126)	$8,958	$(411)
Add: special items	(476)	797	(1,664)	1,863
Retail operating income (excluding special items*)	$153	$(4,329)	$7,294	$1,452
Retail net sales	$152,174	$129,460	$462,917	$427,710
Retail operating margin	0.4%	-4.0%	1.9%	-0.1%
Retail operating margin (excluding special items*)	0.1%	-3.3%	1.6%	0.3%

* Special items consist of restructuring, transition charges and certain other items.

Related tax effects are calculated using a normalized income tax rate.

Ethan Allen Interiors Inc.
GAAP Reconciliation
Three and Nine Months Ended March 31, 2016 and 2015
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

EBITDA
Net income	$10,178	$2,536	$39,859	$24,453
Add: interest expense, net	273	1,582	949	5,101
income tax expense	5,400	1,397	22,414	14,071
depreciation and amortization	5,042	4,820	14,631	14,214
EBITDA	$20,893	$10,335	$77,853	$57,839

Net sales	$190,583	$173,259	$588,509	$561,032
EBITDA as % of net sales	11.0%	6.0%	13.2%	10.3%

EBITDA	$20,893	$10,335	$77,853	$57,839
Add: special items*	(476)	4,487	(1,664)	6,972
EBITDA (excluding special items)	$20,417	$14,822	$76,189	$64,811

Net sales	$190,583	$173,259	$588,509	$561,032
EBITDA as % of net sales (excluding special items)	10.7%	8.6%	12.9%	11.6%

* Special items consist of restructuring, transition charges and certain other items.
Related tax effects are calculated using a normalized income tax rate.